SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                            THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) July 17, 2000
                                  ----------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9985
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

ITEM 5. OTHER EVENTS

      On July 17, 2000, a news release was issued on the subject of second quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The release is as follows:

                      Hughes Reports 40% Revenue growth and
                       44% EBITDA growth in Second Quarter

  Results Driven by Continued Record Sales of DIRECTV(R)Service and Equipment,
                        and Increased Sales at PanAmSat;
              Galaxy Latin America Signs Up 1 Millionth Subscriber

      El Segundo, Calif., July 17, 2000 -- Hughes Electronics Corporation (Hughes), the world's leading provider of digital television entertainment, satellite services and satellite-based private business networks, today reported second quarter 2000 revenues increased 39.6% to $1,837.0 million, compared with $1,316.1 million in the second quarter of 1999. EBITDA1 for the quarter increased 44.5% to $179.6 million and EBITDA margin1 was 9.8%, compared to EBITDA of $124.3 million and EBITDA margin of 9.4% in the second quarter of 1999.

      "We're continuing to see excellent growth in DIRECTV subscribers, which is driving our revenue," explained Michael T. Smith, Hughes chairman and chief executive officer. "This growth is being fueled by particularly strong subscriber additions in our urban and suburban markets, driven by the introduction of local channels and growing demand for our unparalleled service."

      Additionally, Hughes' 78%-owned Latin American DIRECTV service achieved its milestone 1 millionth subscriber in June. "We're also seeing an acceleration in the growth of our Latin American business with subscriber growth more than doubling in the second quarter," Smith added.

      "PanAmSat also contributed to our solid second quarter revenue growth with the addition of several new sales-type leases of satellite transponders, and it was the major contributor to our EBITDA growth in the quarter," Smith continued. "With the launch of PAS-9 scheduled for this month, more than half of PanAmSat's satellite fleet expansion plan will be complete, positioning them for future growth."

      Hughes had a second quarter 2000 loss2 of $63.8 million, compared to a loss2 of $92.3 million in the same period for 1999. The lower loss was primarily due to the net effect of a one-time second quarter 1999 after-tax charge of $76 million due to increased development costs and schedule delays in the satellite manufacturing businesses, which are now reported as discontinued operations pending the closure of their sale to The Boeing Company. The higher EBITDA in the current quarter was offset by an increase in depreciation and amortization resulting principally from the mid-1999 acquisitions of USSB and PRIMESTAR and higher net interest expense.

                           Six-Month Financial Review

      For the first half of 2000, revenues increased 58.4% to $3,540.1 million, compared to $2,234.5 million in the first half of 1999. This growth was primarily the result of record subscriber growth at DIRECTV in the United States, as well as additional revenues resulting from the USSB and PRIMESTAR transactions, higher outright sales and sales-type leases at PanAmSat, and additional DIRECTV equipment sales at Hughes Network Systems.

      EBITDA for the first six months of 2000 was $332.3 million and EBITDA margin was 9.4%, compared to EBITDA of $235.3 million and EBITDA margin of 10.5% in the same period of 1999. The increase in EBITDA was primarily attributable to higher outright sales and sales-type leases at PanAmSat. The decline in margin is mainly attributable to the increased marketing costs associated with the record subscriber growth at DIRECTV in the United States and in Latin America, and the lower margins associated with PanAmSat's outright sales and sales-type leases.

      For the first six months of 2000, losses2 totaled $140.4 million, compared to losses2 of $14.0 million in 1999. The higher loss was primarily due to an increase in depreciation and amortization resulting principally from the mid-1999 acquisitions of USSB and PRIMESTAR, higher net interest expense, and an increase in Hughes' portion of the operating losses of DIRECTV Japan (reported in "Other, net"). Additionally, in the first quarter of 2000, Hughes took a one-time pre-tax charge of $171 million (also reported in "Other, net") related to its agreement with SkyPerfecTV! and the discontinuation of the DIRECTV Japan business. The after-tax impact of this charge was a loss of $13 million, which includes the tax benefits associated with the write-off of Hughes' historical investments in DIRECTV Japan. These increased losses were partially offset by the higher EBITDA.

                  Segment Financial Review: Second Quarter 2000
                            Direct-To-Home Broadcast

      Second quarter revenues for the segment increased 43.9% to $1,252.2 million from $870.2 million in the second quarter of 1999. The segment had negative EBITDA of $14.0 million compared with negative EBITDA of $11.5 million in the second quarter of 1999.

      United States: DIRECTV reported quarterly revenues of $1,129 million, a 45% increase from last year's second quarter revenues of $778 million. The increase was due to continued strong subscriber growth as well as additional revenues resulting from the USSB and PRIMESTAR transactions.

      DIRECTV added a record 452,000 net new subscribers to its high-power DIRECTV service in the quarter, a 24% increase over the 364,000 net new subscribers added in the second quarter of 1999. In addition, 430,000 customers were transitioned from the PRIMESTAR By DIRECTV medium-power service to the high-power service in the quarter. As of June 30, 2000, DIRECTV had approximately 8.7 million subscribers, including approximately 435,000 customers subscribing to PRIMESTAR By DIRECTV.

      EBITDA for the second quarter of 2000 was $26 million compared to EBITDA of $13 million in last year's second quarter. This increase was principally due to higher EBITDA attained from the larger high-power subscriber base, which more than offset the higher marketing costs associated with the record subscriber growth in the quarter, as well as EBITDA contributions from the USSB and PRIMESTAR transactions.

     Latin America: The DIRECTV business in Latin America generated $122 million in revenues for the quarter, up 58% over the $77 million reported in the second quarter of 1999. This increase was due to continued strong subscriber growth and additional revenues resulting from the consolidation of Galaxy Brasil, Ltda.
(GLB)3.

      The DIRECTV service in Latin America added 101,000 net new subscribers in the second quarter of 2000, a 115% increase over the 47,000 acquired in the same period last year. The total number of DIRECTV subscribers in Latin America as of June 30, 2000 was 1,010,000.

      The DIRECTV business in Latin America had negative EBITDA of $40 million compared to negative EBITDA of $18 million for the same period in 1999. The change was primarily due to the impact of the consolidation of GLB and higher marketing expenses associated with the record subscriber growth.

      Japan: Hughes' share of DIRECTV Japan's loss was $25 million for the quarter, compared with a loss of $23 million in the second quarter of 1999. Hughes will continue to report its share of DIRECTV Japan's losses throughout 2000, during which time the business is expected to be discontinued.

                               Satellite Services

      PanAmSat, which is 81% owned by Hughes, generated second quarter 2000 revenues of $322.3 million compared with $200.4 million in the prior year's period. The 60.8% increase was driven by new sales-type leases of satellite transponders totaling $123 million, primarily on the recently launched Galaxy XR and Galaxy IVR satellites serving customers in the United States and Mexico, respectively. Revenues from outright sales and sales-type leases represent substantial long-term commitments for PanAmSat services and these transactions are subject to greater variation from period to period than are operating lease revenues.
      Second quarter 2000 EBITDA for the segment was $221.4 million, a 46.7% increase over second quarter 1999 EBITDA of $150.9 million. The increase in EBITDA was due to the new sales-type leases in the second quarter of 2000. EBITDA margin in the second quarter of 2000 was 68.7%, compared to 75.3% in the same period of 1999. This decline was due to the lower margins associated with the new sales-type leases.


                                 Network Systems

      Hughes Network Systems (HNS) grew second quarter 2000 revenues 9.0% to $371.8 million, versus $341.1 million in the second quarter of 1999. The increased revenues were driven principally by higher sales of DIRECTV receiver equipment. HNS shipped 913,000 DIRECTV receiver systems in the second quarter of 2000, compared to 495,000 units in the same period last year. These gains were partially offset by lower revenues in HNS's wireless equipment business due to the discontinuation of certain narrowband wireless businesses announced in January, 2000.

      In the quarter, HNS attained EBITDA of $0.8 million and EBITDA margin of 0.2%, compared to EBITDA of $29.5 million and 8.6% in the second quarter of 1999. The decline in EBITDA and EBITDA margin is primarily attributable to increased investment in the `AOL Plus Powered by DirecPC' broadband product and lower revenues resulting from the discontinuation of the narrowband wireless businesses.

                                  BALANCE SHEET

      From December 31, 1999 to June 30, 2000, the Company's consolidated cash balance increased $39.4 million to $277.6 million and total debt increased $625.9 million to $2,767.3 million. The principal cash requirements for the first six months of 2000 were related to capital expenditures for property, plant, equipment and satellites.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE:GMH).

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of Hughes to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by GM and Hughes.






                                      - 4 -
---------------------
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
2 Equals  reported  Net Loss  excluding  the  effects  of  purchase  accounting adjustments  related to General Motors'  acquisition of Hughes in 1985.
3 Galaxy Brasil, Ltda. (GLB) is the local operating company providing DIRECTV service in Brazil, and its results have been consolidated since July of 1999 when Hughes purchased a majority ownership position.

                                       ###

STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET LOSS
(Dollars in Millions)
(Unaudited)
                                                           Six Months Ended
                                   Second Quarter              June 30,
                                   2000        1999        2000        1999
-----------------------------------------------------------------------------
Revenues
Direct broadcast, leasing, and
  other services                $1,565.4    $1,060.9    $3,037.8    $1,802.0
Product sales                      271.6       255.2       502.3       432.5
----------------------------------------------------------------------------
   Total Revenues                1,837.0     1,316.1     3,540.1     2,234.5
----------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and
  other costs                      686.7       478.3     1,354.5       778.0
Cost of products sold              234.7       207.8       433.0       358.2
Selling, general, and
  administrative expenses          736.0       505.7     1,420.3       863.0
Depreciation and amortization      224.6       153.2       434.8       271.3
----------------------------------------------------------------------------
   Total Operating Costs and
     Expenses                    1,882.0     1,345.0     3,642.6     2,270.5
----------------------------------------------------------------------------
Operating Loss                     (45.0)      (28.9)     (102.5)      (36.0)

Interest income                      4.3         4.6         8.2        18.2
Interest expense                   (57.8)      (12.4)     (102.7)      (19.3)
Other, net                         (43.3)      (34.1)     (282.5)      (64.7)
----------------------------------------------------------------------------
Loss from Continuing Operations
   Before Income Taxes and
   Minority Interests             (141.8)      (70.8)     (479.5)     (101.8)

Income tax benefit                 (54.8)       (9.5)     (276.6)      (22.9)
Minority interests in net losses
  of subsidiaries                    4.5         6.8        12.1        13.3
----------------------------------------------------------------------------
Loss from continuing operations    (82.5)      (54.5)     (190.8)      (65.6)

Income (loss) from discontinued
  operations, net of taxes          13.4       (43.1)       39.8        41.0
----------------------------------------------------------------------------
Net Loss                           (69.1)      (97.6)     (151.0)      (24.6)
Adjustments to exclude the effect
  of GM purchase accounting
  adjustments                        5.3         5.3        10.6        10.6
----------------------------------------------------------------------------
Loss Excluding the Effect of
  GM Purchase Accounting
  Adjustments                      (63.8)      (92.3)     (140.4)      (14.0)
Preferred stock dividends          (24.1)       (1.6)      (48.8)       (1.6)
-----------------------------------------------------------------------------
Loss Used for Computation of
   Available Separate Consolidated
   Net Loss                       ($87.9)     ($93.9)    ($189.2)     ($15.6)
=============================================================================
Available Separate Consolidated Net Loss
Average number of shares of
  General Motors Class H Common
  Stock outstanding (in millions)
  (Numerator)                      562.7       363.0       488.0       340.8
Average Class H dividend base
  (in millions)(Denominator)     1,297.0     1,244.7     1,295.8     1,222.5
Available Separate Consolidated
  Net Loss                        ($38.1)     ($27.4)     ($71.3)      ($4.3)
=============================================================================

Certain   1999  amounts  have  been   reclassified   to  conform  with  the
2000 presentation.

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
                                                         Six Months Ended
                                    Second Quarter           June 30,
                                    ---------------------------------------
                                   2000        1999      2000        1999
---------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                  $1,252.2      $870.2  $2,426.0    $1,426.8
EBITDA (1)                        $(14.0)     $(11.5)   $(23.2)      $(9.1)
Operating Loss                   $(134.8)     $(73.1)  $(260.8)     $(98.0)
Depreciation and Amortization     $120.8       $61.6    $237.6       $88.9
Capital Expenditures (2)           219.1       $78.2     387.1      $155.8
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $322.3      $200.4    $621.4      $393.9
EBITDA (1)                        $221.4      $150.9    $422.4      $296.9
EBITDA Margin (1)                   68.7%       75.3%     68.0%       75.4%
Operating Profit                  $139.8       $82.4    $267.1      $160.7
Operating Profit Margin             43.4%       41.1%     43.0%       40.8%
Depreciation and Amortization      $81.6       $68.5    $155.3      $136.2
Capital Expenditures (3)           $50.2      $135.4    $208.2      $475.2
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $371.8      $341.1    $736.3      $572.0
EBITDA (1)                          $0.8       $29.5     $17.6       $30.7
EBITDA Margin (1)                    0.2%        8.6%      2.4%        5.4%
Operating Profit (Loss)           $(17.1)       $9.7    $(17.0)      $(8.2)
Operating Profit Margin            N/A           2.8%      N/A         N/A
Depreciation and Amortization      $17.9       $19.8     $34.6       $38.9
Capital Expenditures (4)           $94.2       $70.6    $161.8       $72.8
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                   $(109.3)     $(95.6)  $(243.6)    $(158.2)
EBITDA (1)                        $(28.6)     $(44.6)   $(84.5)     $(83.2)
Operating Loss                    $(32.9)     $(47.9)   $(91.8)     $(90.5)
Depreciation and Amortization       $4.3        $3.3      $7.3        $7.3
Capital Expenditures                $1.6      $(18.4)    $22.3      $(50.6)
--------------------------------------------------------------------------
TOTAL
Total Revenues                  $1,837.0    $1,316.1  $3,540.1    $2,234.5
EBITDA (1)                        $179.6      $124.3    $332.3      $235.3
EBITDA Margin (1)                    9.8%        9.4%      9.4%       10.5%
Operating Loss                    $(45.0)     $(28.9)  $(102.5)     $(36.0)
Depreciation and Amortization     $224.6      $153.2    $434.8      $271.3
Capital Expenditures              $365.1      $265.8    $779.4      $653.2
==========================================================================

Certain  1999  amounts  have  been   reclassified   to  conform  with  the  2000
presentation.

(1)EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2)Includes expenditures related to satellites amounting to $24.1 million, $22.5 million, $35.7 million, and $75.5 million, respectively.
(3)Includes expenditures related to satellites amounting to $31.1 million, $125.9 million, $177.1 million, and $315.6 million, respectively. Also included in the first six months of 1999 is $141.3 million related to the early buy-out of satellite sale-leaseback.
(4)Includes expenditures related to satellites amounting to $70.8 million, $46.9 million, $124.5 million, and $46.9 million, respectively.

BALANCE SHEET
(Dollars in Millions)
                                                    June 30,
                                                      2000         December 31,
ASSETS                                            (Unaudited)          1999
----------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                            $277.6           $238.2
Accounts and notes receivable                       1,048.8            960.9
Contracts in process                                  148.3            155.8
Inventories                                           327.8            236.1
Net assets of discontinued operations               1,201.3          1,224.6
Deferred income taxes                                 536.6            254.3
Prepaid expenses and other                            776.3            788.1
----------------------------------------------------------------------------

Total Current Assets                                4,316.7          3,858.0
Satellites - net                                    4,096.1          3,907.3
Property - net                                      1,441.0          1,223.0
Net Investment in Sales-type Leases                   262.5            146.1
Intangible Assets - net                             7,271.2          7,406.0
Investments and Other Assets                        2,336.8          2,056.6
----------------------------------------------------------------------------

Total Assets                                      $19,724.3        $18,597.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable                                   $1,044.7         $1,062.2
Deferred revenues                                     147.0            130.5
Short-term borrowings and current portion of
  long-term debt                                      850.8            555.4
Accrued liabilities and other                       1,244.5            894.0
----------------------------------------------------------------------------

Total Current Liabilities                           3,287.0          2,642.1
Long-Term Debt                                      1,916.5          1,586.0
Other Liabilities and Deferred Credits              1,431.9          1,454.2
Deferred Income Taxes                                 940.0            689.1
Commitments and Contingencies
Minority Interests                                    592.2            544.3
Stockholder's Equity                               11,556.7         11,681.3
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $19,724.3        $18,597.0
============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date July 18, 2000                     /s/Roxanne S. Austin
     ----------------                  -----------------------------------
                                       (Roxanne S. Austin,
                                        Chief Financial Officer)